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PROSPECTUS

                                                Filed pursuant to Rule 424(b)(1)
                                                      Registration No: 333-72836

                                   226,236 SHARES

                    BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

                                  COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

    The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 226,236 shares of our common stock. The selling stockholders may sell their shares in any manner described in the "Plan of Distribution" section of this prospectus beginning on page 17. We are filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of these shares of common stock. Our common stock is traded under the symbol "BPFH" on The Nasdaq National Market. On November 5, 2001, the reported closing price for our common stock on The Nasdaq National Market was $21.13 per share.

    We will not receive any of the proceeds from the sale of these shares of common stock. We have agreed to bear all of the expenses in connection with the registration and sale of these shares of common stock other than underwriting discounts, if any, and selling commissions.

    See "Risk Factors" beginning on page 4 for a description of the risk factors that you should carefully consider before your invest in our common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES
COMMISSION, THE COMMISSIONER OF BANKS OF THE COMMONWEALTH OF MASSACHUSETTS, NOR
THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    OUR SHARES ARE NOT DEPOSIT ACCOUNTS OF ANY BANK AND ARE NOT INSURED BY THE
FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 9, 2001
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                               TABLE OF CONTENTS

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                                                                PAGE
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
Prospectus Summary..........................................      2

Risk Factors................................................      4

Special Note Regarding Forward-Looking Statements...........     11

Boston Private..............................................     12

Use of Proceeds.............................................     14

Registration Rights.........................................     14

Selling Stockholders........................................     15

Plan of Distribution........................................     17

Available Information.......................................     19

Incorporation of Certain Documents by Reference.............     19

Experts.....................................................     20

Legal Matters...............................................     20

                            ------------------------

    Our address is Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109 (telephone number (617) 912-1900).

                            ------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.
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                               PROSPECTUS SUMMARY

    This summary highlights information contained in other parts of this prospectus. It does not contain all of the information that you should consider before investing in shares of our common stock. You should read the entire prospectus carefully. In this prospectus, the terms "Boston Private," "we," "us" and "our" refer to Boston Private Financial Holdings, Inc. Unless the context otherwise requires, "common stock" refers to the common stock, par value $1.00 per share, of Boston Private.

DESCRIPTION OF BOSTON PRIVATE

    We are a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956. We are the parent holding company of Boston Private Bank & Trust Company, a wholly-owned bank subsidiary. Boston Private Bank & Trust Company is a trust company chartered in Massachusetts and the deposits of which are insured by the Federal Deposit Insurance Corporation. We conduct substantially all of our business through our wholly-owned subsidiaries, Boston Private Bank & Trust Company, Westfield Capital Management Company, Sand Hill Advisors, Inc., RINET Company, Inc. and Boston Private Value Investors, Inc.

RECENT DEVELOPMENTS

    Recently, we entered into an agreement to merge with Borel Bank & Trust Company, a California state banking corporation based in San Mateo County in the State of California. After this merger, Borel Bank will operate as our wholly-owned subsidiary. Borel Bank conducts a commercial banking business which includes accepting demand, savings and time deposits and making commercial, real estate and consumer loans. Borel Bank also issues cashiers checks and sells money orders and traveler's checks and provides 24-hour automated teller services, bank-by-mail, courier and night depository services. Borel Bank offers various savings plans and provides safe deposit boxes as well as other customary banking services and facilities, except international operations. Additionally, Borel Bank offers trust services and provides a variety of other fiduciary services including management, advisory and administrative services to individuals. In June 2000, Borel Bank launched an on-line banking service that allows clients access to their accounts through the use of the Internet.

    The merger with Borel Bank will require the approval of both our stockholders and Borel Bank's stockholders, neither of which has been obtained as of the date of this prospectus, as well as several other regulatory approvals and other third-party approvals and consents. In the event that the merger is consummated, the stockholders of Borel Bank will receive shares of our common stock. These shares, subject to some limited exceptions, will be immediately available for sale in the public market. The number of shares to be issued in this transaction is not currently determinable, although under the current terms of the agreement with Borel Bank such shares are anticipated to be approximately 6,935,530 shares of our common stock. This transaction may not occur or may occur on terms substantially different from those currently proposed.

THE OFFERING

    This prospectus relates to 226,236 shares of our common stock that may be offered for sale by the selling stockholders. We originally issued these shares of common stock in the merger of E.R. Taylor Investments, Inc. into Boston Private Value Investors on February 28, 2001 and the merger of Tuckernuck Partners, Inc., also known as Kanon Bloch Carre, into our subsidiary RINET Company on October 1, 2001. In each of those transactions, we granted registration rights to the selling stockholders. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations with regards to these registration rights. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

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    We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

PLAN OF DISTRIBUTION

    The selling stockholders may sell the shares of common stock registered under this prospectus through agents or dealers, directly to one or more individuals, institutions or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."

                                       3
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                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES VARIOUS RISKS. IN DECIDING WHETHER OR NOT TO INVEST IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FATORS:

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN BANKING CUSTOMERS AT CURRENT LEVELS.

    Competition in the local banking industry coupled with our relatively small size may limit the ability of Boston Private Bank & Trust Company to attract and retain banking customers. Boston Private Bank & Trust Company faces competition from the following:

    - other banking institutions (including larger Boston and suburban commercial banking organizations),

    - savings banks,

    - credit unions,

    - other financial institutions, and

    - non-bank financial service companies serving eastern Massachusetts and adjoining areas.

    In particular, Boston Private Bank & Trust Company's competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided.

    Because Boston Private Bank & Trust Company maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes, it may be limited in its ability to attract customers. In addition, some of Boston Private Bank & Trust Company's current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than Boston Private Bank & Trust Company can accommodate.

    If Boston Private Bank & Trust Company is unable to attract and retain banking customers, it may be unable to continue its loan growth and its results of operations and financial condition may otherwise be negatively impacted. Because Boston Private Bank & Trust Company is currently our sole banking subsidiary, its financial performance contributes to substantial portion of our overall results of operations and financial condition.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN INVESTMENT MANAGEMENT CLIENTS AT CURRENT LEVELS.

    Due to the intense competition, we and our investment management subsidiaries, Westfield Capital Management, Sand Hill Advisors and Boston Private Value Investors, as well as the investment management department of Boston Private Bank & Trust Company, may not be able to attract and retain investment management clients at current levels.

    In the investment management industry, we compete primarily with the following:

    - commercial banks and trust companies,

    - mutual fund companies,

    - investment advisory firms,

    - stock brokerage firms,

    - law firms, and

    - other financial services companies.

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Competition is especially keen in our geographic market areas, because there are numerous well-established and successful investment management firms in New England and in Northern California. Many of our competitors have greater resources than we do.

    Our ability to successfully attract and retain investment management clients is dependent upon our ability to compete with competitors' investment products, level of investment performance, client services and marketing and distribution capabilities. If we are not successful in that regard, our results from operations and financial position may be negatively impacted.

    In addition, our ability to retain investment management clients may be impaired by the fact that our investment management contracts are typically short-term in nature. Substantially all of our investment management revenues are derived from investment management contracts which are terminable upon less then thirty (30) days notice. Most of our clients may withdraw funds from accounts under management, generally in their sole discretion.

OUR STOCK PRICE MAY DECLINE IF WE ARE UNABLE TO COMPLETE OUR PROPOSED MERGER WITH BOREL BANK OR IF THE TERMS OF THE MERGER NEED TO BE MODIFIED TO CLOSE THE TRANSACTION.

    Our proposed merger with Borel Bank is subject to the receipt of several approvals and consents, including approvals from both our stockholders and the stockholders of Borel Bank as well as several regulatory approvals. In addition, Borel Bank has the right to terminate the transaction if the average price of our common stock declines below $14.238 over a defined measurement period prior to the closing of the transaction and the Philadelphia/KBW Bank Index outperforms our common stock price by fifteen percent (15%) over approximately the same period. If Borel Bank elects to terminate the transaction on this basis, we do have the right to increase the number of shares of our common stock to be issued to the current Borel Bank stockholders to complete the transaction. Our stock price may experience a substantial decline if we are unable to close this transaction for any reason or have to increase the number of shares of our common stock to be issued to close this transaction.

UNANTICIPATED COSTS RELATING TO THE MERGER WITH BOREL BANK COULD REDUCE OUR FUTURE EARNINGS PER SHARE.

    We believe that we have reasonably estimated the likely costs of our proposed merger with Borel Bank. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of our operations and financial condition after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on our earnings per share. In other words, if the merger is completed and these unanticipated costs are incurred, we believe that the earnings per share of our common stock could be less than they would have been if the merger had not been completed.

A LARGE DAMAGE AWARD IN A LAWSUIT PENDING AGAINST BOREL BANK COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL CONDITION.

    Since 1984, Borel Bank has served as the trustee of a private trust which has been the subject of protracted litigation. During the last seven years there have been three actions filed in the Superior Court for San Mateo County, California by certain beneficiaries of the trust relating to the management and proposed sale of certain real property. These beneficiaries have claimed, among other things, that Borel Bank breached its fiduciary duties as the trustee. Borel Bank has prevailed in the first action and final judgment has been entered in its favor. Borel Bank has prevailed in the trial court in the second action; however, the appeals court has remanded that case to the trial court for limited further proceedings. The third case has been held in abeyance by the trial court for several years pending disposition of the first two matters. In their complaint in the third case, the plaintiffs claimed

                                       5
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$234,200,000 in damages, but the calculation of damages in the complaint is inconsistent with the total amounts claimed. Moreover, the plaintiffs have never substantiated nor provided any evidence of damages in such amounts. While the ultimate results of these proceedings cannot be predicted with certainty, at the present time, Borel Bank's management, based on consultation with legal counsel, believes there is no basis to conclude that liability with respect to these matters is probable and there is no basis for determining their potential impact, if any, on Borel Bank's business and financial condition. Adverse developments in these lawsuits could have a material adverse effect on the combined business and financial condition of Borel Bank and Boston Private following the completion of the proposed merger.

DEFAULTS IN THE REPAYMENT OF LOANS MAY NEGATIVELY IMPACT OUR BUSINESS.

    Defaults in the repayment of loans by Boston Private Bank & Trust Company's customers may negatively impact our business. A borrower's default on its obligations under one or more of Boston Private Bank & Trust Company's loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan.

    In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Boston Private Bank & Trust Company may have to write off the loan in whole or in part. In such situations, Boston Private Bank & Trust Company may acquire any real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

    Boston Private Bank & Trust Company's management periodically makes a determination of an allowance for loan losses based on available information, including the quality of its own loan portfolio, certain economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, Boston Private Bank & Trust Company will incur additional expenses.

    In addition, bank regulatory agencies periodically review Boston Private Bank & Trust Company allowance for loan losses and the values it attributes to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require Boston Private Bank & Trust Company to adjust its determination of the value for these items. These adjustments could negatively impact Boston Private Bank & Trust Company's results of operations or financial position.

A DOWNTURN IN THE LOCAL ECONOMY OR REAL ESTATE MARKET COULD NEGATIVELY IMPACT OUR BANKING BUSINESS.

    A downturn in the local economy or real estate market could negatively impact our banking business. Because Boston Private Bank & Trust Company serves primarily individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the greater Boston metropolitan area, the ability of Boston Private Bank & Trust Company customers to repay their loans is impacted by the economic conditions in these areas. In particular, current negative economic trends, including the possibility of a recession, increased unemployment and recently announced significant layoffs of employees located in New England, as well as increased economic uncertainty created by the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon, and the United States' war on terrorism in Afghanistan and elsewhere, will likely negatively impact businesses in those areas. We are currently uncertain as to the extent of such an impact or whether such an impact would harm our banking business. Boston Private Bank & Trust Company's commercial loans are generally concentrated in the following customer groups:

    - real estate developers and investors,

                                       6
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    - financial service providers,

    - technology companies,

    - manufacturing and communications companies,

    - professional service providers,

    - general commercial and industrial companies, and

    - individuals.

    Boston Private Bank & Trust Company's commercial loans, with limited exceptions, are secured by either real estate, usually income producing residential and commercial properties, marketable securities or corporate assets usually, accounts receivable, equipment or inventory. Substantially all of Boston Private Bank & Trust Company's residential mortgage and home equity loans are secured by residential property in eastern Massachusetts. As a result, conditions in the real estate market specifically, and the Massachusetts economy generally, can materially impact the ability of Boston Private Bank & Trust Company's borrowers to repay their loans and affect the value of the collateral securing these loans.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE BOREL BANK'S OPERATIONS AND RETAIN KEY BOREL BANK EMPLOYEES.

    The merger involves the integration of two companies, each with a separate emphasis, that have previously operated independently. The difficulties of combining the companies' operations include:

    - coordinating geographically separated organizations,

    - combining Borel Bank's business, which emphasizes commercial banking, with our business, which includes a greater percentage of investment management and trust operations,

    - combining different corporate cultures, and

    - retaining key employees.

    The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Borel Bank that we expect to retain. There can be no assurances, however, that we will be successful in retaining these employees for the time period necessary to successfully integrate Borel Bank's operations with ours. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and results of operations of the combined company.

IF THE MERGER IS NOT COMPLETED, WE WILL HAVE INCURRED SUBSTANTIAL EXPENSES WITHOUT REALIZING THE EXPECTED BENEFITS.

    We have incurred substantial expenses in connection with the proposed merger with Borel Bank. If the merger is not completed, we expect to incur approximately $980,000 to $2 million in merger related expenses excluding any termination fees, if applicable. These expenses may have a material adverse impact on the results of our operations and financial condition because we would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

    Even if the merger is completed, because the merger is being accounted for as a pooling of interests, we will record all merger-related expenses on the combined company's income statement for the quarter and the year in which the merger is completed, resulting in a significant reduction in actual earnings per share for those periods.

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THE MERGER WITH BOREL BANK MAY NOT BE ABLE TO BE ACCOUNTED FOR AS A POOLING OF
INTERESTS BUSINESS COMBINATION.

    We intend to account for the merger as a pooling of interests business combination and, as a condition to closing, each of Borel Bank and Boston Private anticipates receiving letters from their respective accountants confirming the availability of "pooling-of-interests" accounting treatment for the merger. However, such accounting method may not be available and Borel Bank and Boston Private may waive the receipt of these accountants' letters as a condition to closing. Failure to account for the merger as a pooling of interests business combination could have a material adverse effect on our financial results.

FLUCTUATIONS IN INTEREST RATES MAY NEGATIVELY IMPACT OUR BANKING BUSINESS.

    Fluctuations in interest rates may negatively impact the business of Boston Private Bank & Trust Company. Boston Private Bank & Trust Company's main source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-bearing assets, usually, loans and investment securities, and the interest expense incurred in connection with interest-bearing liabilities, usually deposits and borrowings. Boston Private Bank & Trust Company's net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce Boston Private Bank & Trust Company's net interest income as the difference between interest income and interest expense decreases. As a result, Boston Private Bank & Trust Company has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, changes in interest rates may negatively impact Boston Private Bank & Trust Company's results of operations and financial position.

    An increase in interest rates could also have a negative impact on Boston Private Bank & Trust Company's results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to Boston Private Bank & Trust Company's allowance for the loan losses.

BOSTON PRIVATE BANK & TRUST COMPANY'S COST OF FUNDS FOR BANKING OPERATIONS MAY INCREASE AS A RESULT OF GENERAL ECONOMIC CONDITIONS, INTEREST RATES AND COMPETITIVE PRESSURES.

    Boston Private Bank & Trust Company's cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures. Boston Private Bank & Trust Company has traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowing, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, Boston Private Bank & Trust Company has had a higher percentage of its time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at Boston Private Bank & Trust Company decreases relative to its overall banking operations, Boston Private Bank & Trust Company may have to rely more heavily on borrowings as a source of funds in the future.

OUR INVESTMENT MANAGEMENT BUSINESS MAY BE NEGATIVELY IMPACTED BY CHANGES IN ECONOMIC AND MARKET CONDITIONS.

    Our investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets.

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    The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. The financial markets and businesses operating in the securities industry, however, are highly volatile, meaning that performance results can vary greatly within short periods of time, and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. In particular, the financial and securities markets have experienced a significant downturn since March 2000. This decline has impacted our investment management business, in particular, performance fees we earn on mutual funds for which Westfield Capital Management acts as subadviser. In addition, following the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon, the world financial and securities markets experienced a significant and precipitous decline and will likely continue to experience significant volatility as a result of, among other things, world economic and political conditions. Continued decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance and may adversely affect the assets which we manage.

    In addition, Westfield Capital Management's, Sand Hill Advisors' and Boston Private Value Investors' investment management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion of Westfield Capital Management's contracts also provide for the payment of fees based on investment performance. Because most contracts provide for a fee based on market value of securities, fluctuations in securities prices may have a material adverse effect on our results of operations and financial condition.

OUR INVESTMENT MANAGEMENT BUSINESS IS HIGHLY REGULATED.

    Our investment management business is highly regulated, primarily at the federal level. The failure of any of our subsidiaries that provide investment management services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions including revocation of such subsidiary's registration as an investment adviser.

    Specifically, four of our subsidiaries, Westfield Capital Management, Sand Hill Advisors, RINET Company and Boston Private Value Investors are registered investment advisers under the Investment Advisers Act of 1940. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, Westfield Capital Management acts as sub-adviser to a mutual fund which is registered under the Investment Company Act of 1940 and is subject to that act's provisions and regulations.

    Our investment management subsidiaries are also subject to the provisions and regulations of ERISA to the extent they act as a "fiduciary" under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is our client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

    In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, under no more than 60 days notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days notice.

    We ourselves do not manage investments for clients, do not provide any investment management services and, therefore, are not a registered investment adviser. Boston Private Bank & Trust Company has an investment management department. However, it is exempt from the regulatory requirements of

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the Investment Advisers Act, but is subject to extensive regulation by the FDIC and the Commissioner of Banks of the Commonwealth of Massachusetts.

OUR BANKING BUSINESS IS HIGHLY REGULATED.

    Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act, and to regulation and supervision by the Federal Reserve Board. Boston Private Bank & Trust Company, as a Massachusetts chartered trust company, the deposits of which are insured by the FDIC, is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC.

    Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and Boston Private Bank & Trust Company may conduct business and obtain financing.

    Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates Boston Private Bank & Trust Company must offer to attract deposits and the interest rates it must charge on its loans, as well as the manner in which it offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including Boston Private Bank & Trust Company.

THE COMBINED COMPANY MAY NOT BE ABLE TO SUSTAIN THE RAPID GROWTH EXPERIENCED IN THE PAST BY US AND BOREL BANK.

    Both we and Borel Bank have recently experienced a period of rapid growth. While we have grown through a combination of internal expansion and new acquisitions, Borel Bank has grown primarily through internal expansion. After the merger, we may not be able to effectively manage newly acquired businesses and newly acquired businesses may not perform as expected. Our ability to manage our growth to date, as well as our ability to manage any future expansion, will require us to successfully combine the structure of our new acquisitions, particularly Borel Bank's, with our existing management and operational structure. There is a risk that we will be unable to maintain our historical rate of growth in the future. Past growth experienced by us or Borel Bank may not be indicative of the growth of the combined company in the future.

TO THE EXTENT THAT WE ACQUIRE OTHER COMPANIES IN THE FUTURE, OUR BUSINESS MAY BE NEGATIVELY IMPACTED BY RISKS INHERENT WITH SUCH ACQUISITIONS.

    We have in the past considered, will in the future continue to consider, the acquisition of other banking and investment management companies. To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions.

    These risks include the following:

    - the risk that we will incur substantial expenses in pursuing potential acquisitions without completing such acquisitions,

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    - the risk that the acquired business will not perform in accordance with management's expectations,

    - the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our banking or investment management businesses,

    - the risk that management will divert its attention from other aspects of our business,

    - the risk that we may lose key employees of the acquired business,

    - the risks associated with entering into geographic and product markets in which we have limited or no direct prior experience, and

    - the risks of the acquired company which we will assume as a result of the merger.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY NEGATIVELY AFFECT THE MARKET VALUE OF OUR COMMON STOCK AND COULD IMPACT OUR ABILITY TO OBTAIN ADDITIONAL EQUITY FINANCING.

    The sale of a substantial number of shares of our common stock into the public market, or the availability of these shares for future sale, could adversely affect the market price for our common stock and could impact our ability to obtain additional capital in the future through an offering of equity securities should we desire to do so.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation:

    - statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and

    - other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions.

    You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or financial condition, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we described in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus. Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus and our other public filings incorporated by reference into this prospectus could harm our business, prospects, operating results and financial condition. We do not undertake or intend to update any forward-looking statements after the date of this prospectus.

                                 BOSTON PRIVATE

    We are a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956. We are the parent holding company of Boston Private Bank & Trust Company, a wholly-owned bank subsidiary. Boston Private Bank & Trust Company is a trust company chartered in Massachusetts, the deposits of which are insured by the Federal Deposit Insurance Corporation.

    We conduct substantially all of our business through our wholly-owned subsidiaries, Boston Private Bank & Trust Company, Westfield Capital Management, RINET Company, Sand Hill Advisors and Boston Private Value Investors. Westfield Capital Management is located at One Financial Center in Boston, Massachusetts, Sand Hill Advisors is located at 3000 Sand Hill Road, Menlo Park, California, Boston Private Value Investors is located at 46 South Main Street, Concord, New Hampshire, RINET Company is located at 10 Post Office Square, Boston, Massachusetts, and Boston Private Bank & Trust Company and our principal offices are located at Ten Post Office Square, Boston, Massachusetts. Boston Private Bank & Trust Company also has banking offices located in Cambridge, Massachusetts, Wellesley, Massachusetts, and in the Back Bay area of Boston, Massachusetts.

    Through Boston Private Bank & Trust Company, we pursue a "private banking" business strategy and are principally engaged in providing banking, investment and fiduciary products to high net worth individuals, their families and their businesses in the greater Boston area and New England and, to a lesser extent, Europe and Latin America. Boston Private Bank & Trust Company offers its clients a broad range of basic deposit services, including checking and savings accounts, with automated teller machine access, and cash management services. Boston Private Bank & Trust Company also offers commercial, residential mortgage, home equity and consumer loans. In addition, Boston Private Bank & Trust Company provides investment advisory and asset management services, securities custody and safekeeping services, and trust and estate administration.

    Through Westfield Capital Management, we serve the investment needs of high net worth individuals, endowments, foundations and retirement plans. Westfield Capital Management invests primarily in equities of companies which it expects to grow at above normal rates, and although Westfield Capital Management is not limited to such investments, it has a particular focus on companies deemed to have small to mid-sized capitalizations. In addition, Westfield Capital Management acts as the managing general partner or investment manager of three limited partnerships, one of which invests primarily in technology stocks and the other two of which invest primarily in equities of growth companies.

    Through RINET Company, we engage in financial planning, tax planning and investment management services to high net worth individuals and their families in the greater Boston area, New England and other areas of the U.S. Services we offer through RINET Company include tax planning and preparation, asset allocation, estate planning, charitable planning, planning for employment benefits, including 401(k) plans, alternative investment analysis and mutual fund investing.

    Through Sand Hill Advisors, we provide investment management services to high net worth individuals primarily in Silicon Valley and Northern California. Sand Hill Advisors specializes in balanced portfolios with an equity discipline, and also uses its expertise to plan and execute diversification programs for concentrated stock positions.

    Through Boston Private Value Investors, we provide investment management services to high net worth individuals and their families, endowments, municipalities, corporations and other institutions. Our professionals at Boston Private Value Investors take a "value-style" approach to investment management and work closely with clients on goal setting and asset diversification.

    On June 27, 2001, Boston Private and Borel Bank signed an agreement and plan of reorganization, which provides for the merger of Borel Bank with Boston Private. Borel Bank will be a wholly-owned subsidiary of Boston Private if the proposed merger is completed. Based in San Mateo, California, Borel Bank provides a variety of commercial banking and fiduciary services.

INVESTMENT MANAGEMENT

    We provide a range of investment management services to individuals, family groups, trusts, endowments and foundations, retirement plans and investment partnerships. These services include the management of equity, fixed income, balanced and strategic cash management portfolios. Portfolios are managed based on the investment objectives of each client, and each portfolio is positioned to benefit from long-term market trends.

TRUST ADMINISTRATION

    Acting as a fiduciary, we provide trust administration and estate settlement services. The services we provide include the ongoing fiduciary review of trust instruments, the collection and safekeeping of assets, the investment of trust assets, the distribution of income, the preparation of reports for court and tax purposes, the preparation of tax returns, the distribution of assets as required and communication with grantors, beneficiaries and co-trustees.

CUSTODIAN SERVICES

    We provide custodian services, including the safekeeping of securities, the settlement of securities transactions, the execution of trades and the automatic investment of cash balances.

LENDING ACTIVITIES

    Through Boston Private Bank & Trust Company, we specialize in lending to individuals and small corporations, partnerships, associations and non-profit organizations. Loans made by Boston Private Bank & Trust Company to individuals include residential mortgage loans, unsecured and secured personal lines of credit, home equity loans, mortgage loans on investment and vacation properties and overdraft protection. Loans to businesses include commercial construction and mortgage loans, revolving lines of credit, working capital loans, equipment financing and letters of credit. Generally, we lend only to borrowers located in eastern New England or to borrowers who may be located farther away, but who have collateral deposited with us in the form of cash or marketable securities or other collateral within our market area.

ASSET AND LIABILITY MANAGEMENT

    Generally, our objective with respect to asset and liability management is to maximize profit potential while minimizing the vulnerability of our operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. Our actions in this regard are taken under the guidance of an asset and liability management committee which is comprised of members of senior management. This committee is involved in formulating the economic assumptions that we use in our financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds.

INVESTMENT ACTIVITIES

    Our investment activities are an integral part of our overall asset/liability management. Our banking investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. The securities in which we may invest are subject to regulation and limited to securities which are considered "investment grade" securities.

SOURCES OF FUNDS

    Deposits made at Boston Private Bank & Trust Company's office location and through ATMs provide a major source of funds for use in lending and for other general business purposes. In addition, Boston Private Bank & Trust Company also relies on borrowings as a source of funds for its operations. As a result, Boston Private Bank & Trust Company has established various borrowing arrangements, including Federal Home Loan Bank of Boston advances, the sale of securities to institutional investors under repurchase agreements and, from time to time, the purchase of federal funds from other banking institutions.

LEGAL PROCEEDINGS

    On June 7, 2000, one of our subsidiaries received correspondence on behalf of one of its former clients claiming that the subsidiary is responsible for underperformance of allegedly $5.1 million when compared to the former client's performance targets. On or about January 11, 2001, our subsidiary received notice of a court document filed in Pennsylvania state court on behalf of the client stating that an action has been commenced against our subsidiary, but containing no allegations. We intend to defend this matter vigorously.

    We also incorporate by reference all of the discussions concerning legal proceedings included in our Registration Statement on Form S-4 originally filed with the SEC on August 16, 2001 (SEC File No. 333-67746), as amended through the date hereof.

PRO FORMA COMBINED FINANCIAL STATEMENTS AND HISTORICAL FINANCIAL STATEMENTS OF BOREL BANK

    We incorporate by reference the pro forma combined financial statements giving effect to the merger of Boston Private and Borel Bank and the historical financial statements of Borel Bank, included in our Registration Statement on Form S-4 originally filed with the SEC on August 16, 2001 (SEC File No. 333-67746), as amended through the date hereof.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                              REGISTRATION RIGHTS

    The registration of the shares being sold in this offering will discharge all of our obligations to register shares upon demand for resale under the terms of a registration rights agreement with the former shareholders of E.R. Taylor Investments, Inc.

    Pursuant to registration rights agreements with the former stockholders of E.R. Taylor Investments and Kanon Bloch Carre, we have agreed to pay all expenses of registering the shares, including the legal fees of one legal counsel for the selling stockholders as a group. We also agreed to indemnify each selling stockholder and its officers, directors and other affiliated persons and any person who controls any selling stockholder against losses, claims, damages and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to certain limitations. In addition, each selling stockholder has severally agreed to indemnify us and our directors, officers and any person who controls us against all losses, claims, damages and expenses arising under the securities laws insofar as such losses, claims, damages or expenses relate to information furnished to us by such selling stockholder, or omission by such selling stockholder of a material fact, for use in the registration statement or this prospectus or any amendment or supplement thereto.

                              SELLING STOCKHOLDERS

    The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of October 1, 2001, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will sell all of the shares offered pursuant to this prospectus.

    The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholders as of October 1, 2001 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

                                                 SHARES OF                          SHARES OF COMMON STOCK
                                               COMMON STOCK         SHARES OF      OWNED AFTER THE OFFERING
                                                OWNED AS OF        COMMON STOCK    -------------------------
SELLING STOCKHOLDER                         OCTOBER 1, 2001(1)    OFFERED HEREBY     NUMBER      PERCENT(2)
-------------------                         -------------------   --------------   -----------   -----------
Martha E. Cottrill (3)....................          33,017              5,000          28,017             *
Salvatore J. Cozzolino (4)................          24,012              5,988          18,024             *
Kenneth G. DeWitt (5).....................          33,017              8,233          24,784             *
William M. Dougherty (6)..................         100,288            100,288(7)           --            --
C. Michael Hazard (8).....................       1,073,666              7,185(9)    1,066,481           6.5%
John C.L. Hou (10)........................          66,035             16,467          49,568             *
Donald H. Putnam (11).....................           2,521                629           1,892             *
Richard P. Simmons (12)...................          24,012              5,988          18,024             *
Sherwood T. Small (13)....................         364,395             68,000         296,463           1.8%
John S. Tamagni (14)......................          32,417              8,083          24,334             *
Mary Pat Thornton (15)....................           1,500                375           1,125             *
                                                                      -------
TOTAL.....................................                            226,236
                                                                      =======

------------------------

*   Less than 1%.

(1) Includes options to purchase shares of common stock that are exercisable within 60 days of October 1, 2001.

(2) Based on 16,542,143 outstanding shares of common stock as of October 1, 2001. Options to purchase shares of common stock that are exercisable within 60 days of October 1, 2001 are deemed outstanding for computing the ownership of each selling stockholder as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person or group.

(3) The address for Ms. Cottrill is c/o Boston Private Value Investors, Inc., 46 South Main Street, Concord, New Hampshire 03302-2090.

(4) The address for Mr. Cozzolino is c/o Multi Line Equipment Co., Inc., 200 Fairfield Avenue, West Caldwell, New Jersey 07006.

(5) The address for Mr. DeWitt is c/o Boston Private Value Investors, Inc., 46 South Main Street, Concord, New Hampshire 03302-2090.

(6) The address for Mr. Dougherty is c/o RINET Company, Inc., 10 Post Office Square, Boston, Massachusetts 02109.

(7) Mr. Dougherty has agreed not to sell any shares of our common stock until we have publicly announced financial results containing thirty (30) days of combined results for Boston Private and Kanon Bloch Carre. As a result, we currently anticipate that Mr. Dougherty will not be permitted to sell the shares of our common stock registered under this registration statement on his behalf until we announce earnings for the year ended December 31, 2001 in mid-January 2002.

(8) The address for Mr. Hazard is c/o Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.

(9) Mr. Hazard has agreed not to sell any shares of our common stock until we have publicly announced financial results containing thirty (30) days of combined results for Boston Private and Kanon Bloch Carre as well as Boston Private and Borel Bank. Because the proposed merger with Borel Bank is pending as of the date of this prospectus and it is unknown when we will announce financial results containing thirty (30) days of combined results for Boston Private and Borel Bank, it is unclear at what date Mr. Hazard will be eligible to sell the shares of common stock registered under this registration statement on his behalf.

(10) The address for Mr. Hou is 268 Long Hill Drive, Short Hills, New Jersey 07078.

(11) The address for Mr. Putnam is c/o Putnam Lovell Group, Four Embarcadero Center, San Francisco, California 94111.

(12) The address for Mr. Simmons is c/o Birchmere, Quaker Hollow Road, Sewickley, Pennsylvania 15143.

(13) The address for Mr. Small is c/o Boston Private Value Investors, Inc., 46 South Main Street, Concord, New Hampshire 03302-2090.

(14) The address for Mr. Tamagni is 124 Hobart Avenue, Summit, New Jersey 07901.

(15) The address for Ms. Thornton is One Pierrepont Street, Brooklyn, New York 11201.

                              PLAN OF DISTRIBUTION

    The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

    - block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus,

    - an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed,

    - ordinary brokerage transactions and transactions in which the broker solicits purchases,

    - privately negotiated transactions,

    - short sales,

    - through the writing of options on the securities, whether the options are listed on an options exchange,

    - through the distribution of the securities by any selling stockholder to its partners, members or stockholders,

    - one or more underwritten offerings on a firm commitment or best efforts basis, and

    - any combination of any of these methods of sale.

    The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

    The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

    From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

    To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

    A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

    The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five year business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

    We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

    The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders may sell the securities without registration under the Securities Act or 180 days after the effective date of the registration statement. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

    We will not receive any proceeds from sales of any securities by the selling stockholders.

    We cannot assure you that the selling stockholders will sell all or any of the securities offered for sale under this prospectus.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports or other information we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of our filings at the prescribed duplication rates by writing to the Commission's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including Boston Private, that are filed electronically with the Commission. Reports, proxy statements and other information concerning Boston Private may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This prospectus is part of a registration statement that we filed with the SEC to register the common stock offered in this offering. It does not repeat important information that you can find in the registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to incorporate by reference information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus or any prospectus supplement. Information that we later file with the SEC will automatically update and supersede the information in this prospectus, any prospectus supplement and the documents listed below.

    The following documents previously filed by us with the SEC are incorporated in, and made a part of, this prospectus by reference as of their respective dates:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000,

    - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001,

    - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and

    - the description of the common stock contained in our registration statement on Form SB-2 filed on August 30, 1993, including all amendments and reports updating such description.

All future filings we make with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the shares of common stock offered pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and shall be a part of this prospectus from the date of filing of such document.

    In addition, we also incorporate by reference the financial statements for Boston Private and Borel Bank, including the unaudited pro forma combined financial statements provided therein, incorporated by reference or set forth in our Registration Statement on Form S-4 originally filed with the SEC on August 16, 2001 (SEC File No. 333-67746), as amended through the date hereof.

    We have not authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus or, if applicable, any accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent.

    You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus except exhibits to such documents, at no cost, by writing or telephoning us at the following address and telephone number: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, (617) 912-1900, Attention: Secretary.

                                    EXPERTS

    The consolidated financial statements of Boston Private and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus and this registration statement have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Borel Bank & Trust Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the issuance of the shares offered hereby will be passed upon for us by our counsel, Goodwin Procter LLP, Boston, Massachusetts.

                                 BOSTON PRIVATE
                            FINANCIAL HOLDINGS, INC.

                                 226,236 SHARES

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                November 9, 2001